Exhibit 99.1

REPAY Appoints Emnet Rios to Board of Directors

Accomplished financial services and technology executive brings growth experience and blockchain expertise to market leading payments platform provider

ATLANTA, December 6, 2021 -- Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY”), a leading provider of vertically-integrated payment solutions, today announced the appointment of Emnet Rios to its Board of Directors, effective January 1, 2022.

Ms. Rios has over 20 years of experience in the financial services and technology industries leading the Finance, HR and Operations functions for enterprise, early stage and hyper-growth organizations. Her track record includes driving significant capital raising, M&A, restructuring and change management initiatives. She is currently chief financial and chief operating officer of Digital Asset, which designs and delivers distributed ledger technology products for the financial services, healthcare, supply chain and insurance industries. Previously, Ms. Rios spent over 10 years at NatWest (formerly The Royal Bank of Scotland) and began her career at IBM.

“We are thrilled to welcome Emnet to REPAY’s board as she brings with her an extensive background in technology and financial services,” said John Morris, CEO of REPAY. “We are eager to benefit from her distributed ledger experience and other operational expertise, all of which will be invaluable as we continue to grow our business and expand access to various payment networks and modalities in support of the steadily evolving needs of REPAY customers and partners.”

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing needs. REPAY’s proprietary, integrated payment technology platform reduces the complexity of electronic payments for merchants, while enhancing the overall experience for consumers and businesses.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about REPAY’s plans, objectives, expectations and intentions with respect future operations, products and services. Such forward-looking statements are based upon the current beliefs and expectations of REPAY’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond REPAY’s control, including, without limitation, the factors described in REPAY’s reports filed with the U.S. Securities and Exchange Commission. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information from persons other than REPAY, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Contacts

Investor Relations Contact for REPAY:

repayIR@icrinc.com

Media Relations Contact for REPAY:

Kristen Hoyman

(404) 637-1665

khoyman@repay.com